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                                                                      EXHIBIT 11



                   Computation of Earnings Per Common Share

                                                             Pro Forma
                                                           Three Months       Three Months
                                                           Ended 3/31/96     Ended 3/31/97
                                                           -------------     --------------
      Weighted average common shares outstanding:
      Average shares outstanding during the period (1)       11,364,394         11,364,395
      Options issued in place of Phantom Membership Plan      1,007,362            950,989
      Cheap stock options (2)                                   366,188            240,335
      Common shares issuable to MCI in conversion (3)         2,841,099          2,841,099
      Common shares issued in the offering                         --            3,162,500
                                                             ----------         ----------

      Total weighted average common shares                   15,579,043         18,559,318
                                                             ==========         ==========

      Pro forma net income/Net income applicable to
      common shares:
      Pro forma net income/Net incomes                       $1,912,000           $390,000
      Increase in earnings, net of taxes, resulting
      from the MCI Conversion (3)                               203,000            510,000
                                                             ----------         ----------

      Pro forma net income/Net income applicable
        to common shares                                     $2,115,000           $900,000
                                                             ==========           ========

      Pro forma net income/Net income per Common Share            $0.14              $0.05
                                                                  =====              =====

(1) After considering the Merger in conjunction with the Company's initial public offering.

(2) Pursuant to Staff Accounting Bulletin Topic 4:D, stock options granted and stock issued within one year of the initial public offering have been included in the calculation of weighted average common shares outstanding using the treasury stock method based on an assumed initial public offering price of $16.00 and have been treated as outstanding for all reported periods.

(3)  Assumes such transactions occurred on January 1, 1996.